EXHIBIT 99.1

AMCOL International Corporation Announces Amended Merger Agreement with Imerys

Agreement Increases Price Per Share for AMCOL Shareholders to $42.75

HOFFMAN ESTATES, Ill., Feb. 26, 2014 /PRNewswire/ — AMCOL International Corporation (ACO) (“AMCOL” or the “Company”) today announced that its Board of Directors has unanimously approved an amended merger agreement with Imerys S.A. (“Imerys”), pursuant to which AMCOL shareholders will receive USD $42.75 per share in cash, an increase of $1.75 per share, for each share of AMCOL common stock that they own, without interest. The $42.75 per share consideration represents an approximately 24.5% premium to the volume weighted average closing price of the Company’s common stock over the last 30 trading days through February 11, 2014, the day prior to the announcement of the original transaction. The transaction is valued at approximately $1.61 billion, including AMCOL’s net debt.

Pursuant to the amended merger agreement, Imerys has agreed to increase its tender offer for 100% of AMCOL’s outstanding shares to $42.75 per share in cash. Imerys’ tender offer remains subject to customary conditions, including the tender of a majority of AMCOL’s total outstanding shares of common stock and shares issuable under equity awards, and clearance from antitrust regulatory authorities. The transaction is not subject to any financing condition and is expected to close in the first half of 2014. The AMCOL Board of Directors unanimously recommends that shareholders tender their shares into Imerys’ tender offer.

AMCOL also announced that its Board of Directors, after careful review and consideration with its financial and legal advisors, compared the relative merits of the previously announced proposal from Minerals Technologies, Inc. (MTX) to acquire AMCOL for $42.50 per share in cash to the increased offer reflected in the amended merger agreement with Imerys and unanimously determined that the latest Minerals Technologies proposal is not superior to the terms of the amended merger agreement with Imerys.

Ryan McKendrick, Chief Executive Officer of AMCOL, commented, “We are pleased to offer even more value to our shareholders through the amendment of our merger agreement with Imerys. We are excited about the significant opportunities this transaction will create for our employees and customers, and we share Imerys’ commitment to the successful completion of the combination to create a global leader in mineral-based specialty solutions.”

Goldman, Sachs & Co. is serving as exclusive financial advisor to the Company and Kirkland & Ellis LLP is serving as counsel to the Company.

About AMCOL

AMCOL, headquartered in Hoffman Estates, IL., USA, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company, LLC), CETCO Energy Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of Imerys and the Company to complete the transactions contemplated by the Imerys Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Imerys Agreement and the possibility of any termination of the Imerys Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the tender offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other risks and uncertainties pertaining to the business of the Company detailed in its filings with the Securities and Exchange Commission (the “SEC”) from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2012. The reader is cautioned not to unduly rely on these forward-looking statements. Imerys and the Company expressly disclaim any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy shares of the Company’s common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent or Purchaser has filed with the SEC. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company and Imerys have mailed these documents to the Company’s stockholders. Additional materials will be filed with the SEC to reflect the entry by the Company and Imerys into the amended merger agreement. In addition, investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.amcol.com. Investors are advised to read these documents, including the Solicitation/Recommendation Statement of the Company and any amendments thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to the tender offer because they contain important information, including the terms and conditions of the tender offer.

AMCOL Investor Relations Contact:

Donald W. Pearson

Senior Vice President and CFO

Tel. (847) 851-1500

AMCOL Media Relations Contact:

Eric Brielmann / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449